Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-62483; Form S-8 No. 333-69129; Form S-8 No. 333-113391; Form S-8 No. 333-179564) pertaining to The Timken Company Savings and Investment Pension Plan of our report dated June 29, 2015, with respect to the statement of net assets available for benefits of The Timken Company Savings and Investment Pension Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP

Akron, Ohio
June 17, 2016